UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

______________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 21, 2015

BIODEL INC.
(Exact name of registrant as specified in its charter)

Commission File Number 001-33451

Delaware (State or other jurisdiction of incorporation or organization)	90-0136863 (IRS Employer Identification Number)

100 Saw Mill Road Danbury, Connecticut (Address of principal executive offices)	06810 (Zip code)

(203) 796-5000
(Registrant's telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On September 21, 2015, Biodel Inc. (“Biodel” or the “Company”) received a written notification (the “Notice”) from the NASDAQ Stock Market LLC (“Nasdaq”) indicating that the Company was not in compliance with the minimum bid price requirement set forth in Nasdaq Rules for continued listing on the Nasdaq Capital Market. Nasdaq Listing Rule 5550(a)(2) requires listed securities to maintain a minimum bid price of $1.00 per share, and Listing Rule 5810(c)(3)(A) provides that a failure to meet the minimum bid price requirement exists if the deficiency continues for a period of 30 consecutive business days. Based on the closing bid price of the Company’s common stock for the 30 consecutive business days from August 6, 2015 to September 16, 2015, the Company no longer meets the minimum bid price requirement.

The Notice has no immediate effect on the listing of the Company’s common stock on the Nasdaq Capital Market. Pursuant to Nasdaq Listing Rule 5810(c)(3)(A), the Company has been granted a 180 calendar day compliance period, or until March 21, 2016, to regain compliance with the minimum bid price requirement. During the compliance period, the Company’s shares of common stock will continue to be listed and traded on the Nasdaq Capital Market. To regain compliance, the closing bid of the Company’s shares of common stock must meet or exceed $1.00 per share for a minimum of 10 consecutive business days during the 180 calendar day grace period.

In the event the Company is not in compliance by March 21, 2016, the Company may be afforded a second 180 calendar day grace period. To qualify, the Company would be required to meet the continued listing requirement for market value of publicly held shares and all other initial listing standards for the Nasdaq Capital Market, with the exception of the minimum bid price requirement. In addition, the Company would be required to provide written notice of its intention to cure the minimum bid price deficiency by effecting a reverse stock split, if necessary.

If the Company does not regain compliance within the allotted compliance period(s), including any extensions that may be granted by Nasdaq, Nasdaq will provide notice that the Company’s shares of common stock will be subject to delisting. Under such circumstances, the Company would have the right to appeal a determination to delist its common stock, and the common stock would remain listed on the Nasdaq Capital Market until the completion of the appeal process.

The Company intends to monitor its closing bid price for its common stock between now and March 21, 2016 and will consider any such available options to resolve the Company’s noncompliance with the minimum bid price requirement as may be necessary. No determination regarding the Company’s response has been made at this time. There can be no assurance that the Company will be able to regain compliance with the minimum bid price requirement or will otherwise be in compliance with other Nasdaq listing criteria.

Forward Looking Statements

This Current Report on Form 8-K contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent Biodel’s management’s judgment regarding future events. The words “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Biodel’s forward-looking statements are subject to a number of known and unknown risks and uncertainties that could cause actual results, performance or achievements to differ materially from those described or implied in the forward-looking statements, including, but not limited to, the progress, timing or success of Biodel’s research and development and clinical programs for Biodel’s product candidates; Biodel’s ability to conduct the development work necessary to finalize the formulation and design of Biodel’s auto-reconstitution glucagon rescue product candidate, as well as the preclinical studies, clinical trials and manufacturing activities necessary to support the filing of a new drug application, or NDA, to the U.S. Food and Drug Administration, or FDA, for that product candidate; Biodel’s ability to engage a strategic partner in the further development of Biodel’s prandial ultra-rapid-acting insulin formulations, including BIOD-531, which uses regular human insulin, or RHI, as the active pharmaceutical ingredient, and Biodel’s insulin analog-based formulations; the success of Biodel’s formulation development work to improve the stability of Biodel’s newer ultra-rapid-acting insulin analog-based formulations while maintaining the pharmacokinetic and injection site toleration characteristics associated with earlier formulations; the results of Biodel’s real-time stability programs for Biodel’s RHI-, insulin analog- and glucagon-based product candidates, including the reproducibility of earlier, smaller scale, stability studies and Biodel’s ability to accurately project long term stability on the basis of accelerated testing; Biodel’s ability to accurately anticipate technical challenges that the company may face in the development of Biodel’s ultra-rapid-acting RHI- and insulin analog-based product candidates or Biodel’s glucagon rescue product candidates; Biodel’s ability to secure approval by the FDA for Biodel’s product candidates under Section 505(b)(2) of the Federal Food, Drug and Cosmetic Act; Biodel’s ability to enter into collaboration arrangements for the commercialization of Biodel’s product candidates and the success or failure of any such collaborations into which the company enters, or Biodel’s ability to commercialize its product candidates on its own; Biodel’s ability to enforce Biodel’s patents for Biodel’s product candidates and Biodel’s ability to secure additional patents for Biodel’s product candidates; and other factors identified in our most recent annual report on Form 10-K for the fiscal year ended September 30, 2014 and other subsequent filings with the Securities and Exchange Commission. Except as required by law, the Company disclaims any obligation to update any forward-looking statements as a result of events occurring after the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 25, 2015	BIODEL INC.

By: /s/ Paul S. Bavier
Paul S. Bavier, General Counsel and Secretary